Exhibit 10.9

BIND BIOSCIENCES, INC.

March 20, 2013

Dr. Gregory Berk

332 South McCadden Place

Los Angeles, California 90020

Re:	Employment Terms

Dear Greg:

BIND Biosciences, Inc. (the “Company”), is pleased to offer you full-time employment as the Company’s Chief Medical Officer. You will be responsible for such duties as are normally associated with such position or as otherwise determined by the Company. You will report to Scott Minick, the President and Chief Executive Officer of the Company, or such other individual as the Company may designate (in any case, the “Supervisor”). Your primary place of employment will initially be in the Company’s offices located in Cambridge, Massachusetts; however, you will be excepted to travel as may be necessary to fulfill your responsibilities. In the course of your employment with Company, you will be subject to and required to comply with all company policies and all applicable laws and regulations.

You will be paid a base salary at the weekly rate of $6,730.77, subject to required tax withholding and other authorized deductions. Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time. The vesting and other terms of the agreements governing the options to purchase shares of the Company’s common stock you have been granted during the course of your service as a consultant of the Company prior to the date of this letter will continue to apply during the period of your employment with the Company. In addition, the Company will reimburse you for such reasonable moving expenses incurred in connection with the relocation of your primary residence to the Cambridge, Massachusetts area as you and the Company may mutually agree.

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its regular full-time employees. In addition, during your employment, you will be eligible for other standard benefits to the extent applicable generally to other similarly situated employees of the Company. The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

The Company requires that, as a full-time employee, you devote your full business time, attention, skill and efforts to the tasks and duties of your position as assigned by the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please discuss that with your Supervisor in advance of accepting another position.

As a condition of employment, you will be required to (1) sign and comply with a Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement, a copy of which is attached hereto as Exhibit A (the “NDA”), which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, (2) sign and return a satisfactory I-9 immigration form and provide sufficient documentation establishing your employment eligibility in the United States of America and (3) provide satisfactory proof of your identity as required by United States law. By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer or a governmental authority), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding anything in this letter to the contrary, your employment with the Company is “at will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. The Company does, however, request that that you provide at least two weeks’ written notice in the event you decide to resign other than for Good Reason (as defined below). The at-will nature of your employment also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company, subject to the terms of this letter.

If the Company terminates your employment without Cause (as defined below) or you resign your employment for Good Reason (in either event, a “Qualifying Termination”), subject to your execution of a release acceptable to the Company (the “Release”) within the 30-day period following your Separation from Service (as defined below), the expiration of any revocation period provided in the Release and your continued compliance with the NDA, the Company will pay you an amount equal to your then-current base salary rate for a period of four (4) months plus one month for each full year of continuous service to the Company up to the date of your termination of employment, not to exceed six (6) months in the aggregate (the “Severance Amount”); provided that the Severance Amount will be equal to your then-current base salary rate for a period of six (6) months if the Qualifying Termination occurs within the three (3) months immediately preceding or the twelve (12) months immediately following a Qualified Sale (as defined below). The Severance Amount will be paid in substantially equal installments in accordance with the Company’s ordinary payroll practices over four (4) months plus one month for each full year of continuous service to the Company up to the date of your termination of employment, not to exceed six (6) months in the aggregate (the “Severance Period”), beginning on the first payroll date following the date that is 40 days after the date of your Separation from Service; provided that the Severance Period will be six (6) months if the Qualifying Termination occurs within the three (3) months immediately preceding or the twelve (12) months immediately following a Qualified Sale. In addition, if you timely elect continued group medical insurance coverage pursuant to COBRA, the Company will reimburse you for the applicable premiums for you and your eligible dependents during the period commencing on the date of your Separation from Service and ending on the earliest to occur of (a) the final day of the Severance Period, (b) the date you and/or your eligible dependents are no longer eligible for COBRA and (c) the date you become eligible to receive medical insurance coverage from a subsequent employer. Notwithstanding the foregoing, if the Company determines that it cannot provide such reimbursement of premiums to you without potentially violating applicable law, the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group medical insurance coverage in effect on the date of your termination of employment (based on the premium for the first month of COBRA coverage), which payment will be made regardless of whether you elect COBRA continuation coverage and will commence in the month following the month in which your Separation from Service occurs and end on the earliest to occur of (x) the final day of the Severance Period, (y) the date you and/or your eligible dependents are no longer eligible for COBRA and (z) the date you become eligible to receive medical insurance coverage from a subsequent employer.

For purposes of this letter, the Company will have “Cause” to terminate your employment or service upon (i) your failure to substantially perform your duties with the Company or comply with, in any material respect, any of the Company’s policies to which you are subject; (ii) a determination by the Company that you failed in any material respect to carry out or comply with any lawful and reasonable directive of the Company; (iii) your breach of a material provision of any agreement between you and the Company; (iv) your conviction, or plea of no contest or nolo contendere, or the imposition of unadjudicated probation on you for any felony or crime involving moral turpitude; (v) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliates’) premises or while performing your duties and responsibilities for the Company (or any of its affiliates); or (vi) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or any of its affiliates.

For the sole purpose of determining your right to separation payments and benefits hereunder, your resignation will be for “Good Reason” if you resign your employment immediately following any of the following: (A) a change in your principal work location despite your stated disagreement with such a change, to a location more than 60 miles from the Company’s current location in Cambridge, Massachusetts (travel for Company business shall not be deemed a change in principal work location); (B) a material reduction by the Company without your consent in your base salary or benefits (provided, that if the Company’s Board of Directors has determined that it is in the best interests of the Company to reduce compensation and benefits generally, such reduction shall not constitute Good Reason if (1) the reduction of the salary and benefits is proportionate to the reduction imposed on other executives of the Company of similar seniority and (2) the reduction does not reduce the salary and benefits by more than 20% below the level then in effect); or (C) a material reduction by the Company without your consent in your duties, position, title, or responsibilities (unless such reduction occurs after a Qualified Sale in which case a mere change in title or reporting responsibilities will not constitute Good Reason).

For the purposes of this letter, “Qualified Sale” shall mean the sale of all or substantially all of the assets or issued and outstanding capital stock of the Company, or merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent (50%) in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation.

For purposes of this letter, “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Each installment payment provided under this letter shall at all times be considered a separate and distinct payment for purposes of Section 409A of the Code. Notwithstanding anything in this letter to the contrary, to the extent required to avoid a prohibited distribution under Section 409A of the Code, the benefits provided under this letter will not be provided to you until the earlier of (a) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (b) the date of your death. Upon the first business day after expiration of the relevant period, all payments delayed pursuant to the preceding sentence will be paid in a lump sum and any remaining payments due under this letter will be paid as otherwise provided herein.

If you accept this offer, this letter and the NDA shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment, and the term of the Consulting Agreement, dated as of May 15, 2012, between you and BIND (the “Consulting Agreement”) will continue until, and expire automatically upon, the date you commence employment with the company as a regular, full-time employee. Any prior or contemporaneous representations (whether oral or written) pertaining to your employment with the Company not contained in this letter or the NDA, or contrary to those contained in this letter or the NDA, that may have been made to you are expressly cancelled and superseded by this offer; provided that, for the avoidance of doubt, your obligations under the provisions of Section 5 (Developments) and Section 6 (Confidentiality) of the Consulting Agreement shall survive.

This offer letter shall be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any conflicts of laws principles. While other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent letter or written agreement, signed by you and the Chief Executive Officer of the Company.

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and the NDA and return them to me by fax at (617) 491-0351 or by email at ScottMinick@bindbio.com not later than seven days following the date hereof, after which time this offer of employment will expire. If you accept our offer, we would like you to commence your employment with us as soon as practicable.

If you have any questions, regarding this letter or employment with the Company, please feel free to contact me. We look forward to your favorable reply and to a productive and enjoyable work relationship.

[Signature Page Follows]

Sincerely,

BIND BIOSCIENCES, INC.

By:	/s/ Scott Minick
Name:	Scott Minick
Title:	President & Chief Executive Officer

Accepted by:

/s/ Gregory Berk
Gregory Berk

March 20, 2013
Date:

BIND BIOSCIENCES, INC.

March 20, 2013

Dr. Gregory Berk

332 South McCadden Place

Los Angeles, California 90020

Re:	Relocation expenses

Dear Greg:

Reference is made to that certain letter regarding terms of employment from BIND Biosciences, Inc. (the “Company”) to you dated as of even date herewith (the “Offer Letter”). This letter confirms the Company’s agreement with you regarding the matters described below.

Subject to your commencing full-time employment with the Company, the Company will provide support and assistance for the relocation of you and your family to the Cambridge, Massachusetts area as follows: (i) the Company will reimburse you up to $5,000 for reasonable travel, lodging and ground transportation expenses incurred by you and/or your spouse during 2013 to travel no more than two (2) times to Cambridge, Massachusetts to look for housing, and (ii) the Company will reimburse your reasonable documented moving expenses incurred during 2013 in connection with your and your family’s relocation to the Cambridge, Massachusetts area in an amount not to exceed $50,000. You agree to make diligent efforts to relocate to the Cambridge, Massachusetts area in 2013. In the event that you have not relocated to the Cambridge, Massachusetts area by January 1, 2014, the Company may, but shall not be obligated to, extend the relocation support and assistance described in this letter to reimburse you for expenses incurred during 2014. Documentation acceptable to the Company of all reimbursable expenses must be submitted to the Company no later than the final day of year during which such expenses are incurred. All reimbursements will be provided no later than 60 days following timely submission of such documentation, and shall be subject to all tax withholdings which the Company determines are required. You will be ultimately liable and responsible for all taxes owed in connection with any reimbursements provided under this letter, regardless of any action the Company takes with respect to any tax withholding obligations.

In the event you voluntarily terminate your employment with the Company (other than for Good Reason, as defined in the Offer Letter) prior to the first anniversary of the date you commence full-time employment with the Company, you agree to repay to the Company a prorated portion, based on the number of days actually elapsed between the date you commenced employment and the date of your termination, of any amounts paid by the Company to you or on your behalf under the terms of this letter.

This letter contains all of the understandings and representations between the Company and you regarding the matters described herein and supersedes any prior or contemporaneous representations (whether written and oral). This letter shall be interpreted and construed in

Sincerely,

BIND BIOSCIENCES, INC.

By:	/s/ Scott Minick
Name:	Scott Minick
Title:	President & Chief Executive Officer

Accepted by:

/s/ Gregory Berk
Gregory Berk

July 30, 2013
Date:

BIND BIOSCIENCES, INC.

March 13, 2013

Dr. Gregory Berk

332 S. McCadden Place

Los Angeles, California 90020

Dear Greg:

The purpose of this letter is to set forth an amendment to each of the following options (collectively, the “Options”) to purchase shares of Common Stock of BIND Biosciences, Inc. (the “Company”) that were granted to you under the Company’s 2006 Stock Incentive Plan:

Date of Grant	Number of Shares	Exercise Price

June 12, 2012	292,342	$0.96
October 16, 2012	20,000	$0.96

Each of the Options is hereby amended to provide for the acceleration in full of the vesting of all shares subject to such Option upon the first to occur of the following, in each case, after the closing of a Qualified Sale (as defined below) and to the extent the unvested portion of such Option has not been forfeited prior to the applicable date, (a) the date that is 360 days after the closing of such Qualified Sale, (b) the termination by the Company of your employment with the Company within 360 days after the closing of such Qualified Sale or (c) the termination by you of your employment with the Company for Good Reason (as defined below) within 360 days after the closing of such Qualified Sale. For purposes hereof, (1) “Qualified Sale” shall mean the sale of all or substantially all of the assets or issued and outstanding capital stock of the Company, or merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation and (2) “Good Reason” shall mean any termination of your employment by you immediately following any of the following: (a) a change in your principal work location despite your stated disagreement with such a change, to a location more than 60 miles from the Company’s current location in Cambridge, Massachusetts (travel for Company business shall not be deemed a change in principal work location); (b) a reduction by the Company in your salary or benefits (provided, that if the Company’s Board of Directors has determined that it is in the best interests of the Company to reduce compensation and benefits generally, such reduction shall not qualify as a termination for Good Reason if (i) the reduction of the salary and benefits is proportionate to the reduction imposed on other executives of the Company of similar seniority and (ii) the reduction does not reduce the salary and benefits by more than 20% below the level then in effect); or (c) a reduction by the Company in your duties, position, title, or responsibilities (unless such reduction occurs after a Qualified Sale in which case a mere change in title or reporting responsibilities shall not constitute Good Reason).

Very truly yours,

BIND BIOSCIENCES, INC.

By:	/s/ Andrew Hirsch
Andrew Hirsch
Chief Financial Officer

AGREED:

/s/ Gregory Berk
Gregory Berk